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FORM 4
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           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.   Name and Address of Reporting Person

          Ross Financial Corporation
          P.O. Box 31363-SMB
          Cayman Islands, BWI

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2.   Issuer Name and Ticker or Trading Symbol

     RJ Reynolds Tobacco Holding, Inc.
     RJR
     CUSIP# 76182K105
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
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4.   Statement for Month/Year        OCTOBER, 1999
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5.   If Amendment, Date of Original (Month/Day/Year)09/09/99
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6.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)

     10% Owner
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7.   Individual or Joint/Group Filing

     Individual
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1.   Title of Security

     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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2-4

Transaction Date   Transaction     Securities Acquired (A)
(Month/Day/Year)      Code           Amount     Price (per share)


10/05/99               P            250,000   A         27.55
10/06/99               P             90,000   A         26.925
10/06/99               P            261,000   A         27.55
10/12/99               P            100,000   A         26.5501
10/12/99               P            249,000   A         26.80



5.   Amount of Securities Beneficially Owned at End of Month.

    15,000,603
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6.   Ownership Form:  Direct (D) or Indirect (I)

     Direct       Ross Financial Corporation    (D)

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7.   Nature of Indirect Beneficial Ownership

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Page 1
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

               NONE.
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Explanation of Responses:

Ross Financial Corporation

By:  Kenneth B. Dart, Its President
Dated:  November 4, 1999
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